Exhibit (a)(1)(D)

OFFER LETTER TO EXCHANGE UNITS
OF
SKYLINE MEDICAL INC.

of all outstanding Existing Units at an Exchange Rate of one New Unit, each consisting of two Shares, four Series B Exchange Warrants and four Series C Reset Warrants per every one Existing Unit

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON FEBRUARY 22, 2016, UNLESS THE TENDER OFFER IS EXTENDED.

January 22, 2016

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Enclosed for your consideration are the Offer Letter, dated January 22, 2016 (the “Offer Letter”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Skyline Medical Inc. (the “Company”), a corporation incorporated under the laws of the State of Delaware, to the holders of the Company’s issued and outstanding units (the “Existing Units”), each consisting of (a) one share of the Company’s common stock, par value $0.01, (b) one share of Series B Preferred Stock (which will convert into one share of common stock after the Existing Units separate) and (c) four Series A Warrants, each of which can be exercised for one share of common stock at $4.95 per share or for a variable number of shares upon a cashless exercise, depending on the market value of our common stock at the time of exercise. The Offer permits, during the Offer Period, the exchange of Existing Units on a one-for-one basis for New Units, each consisting of (i) two shares of the Company’s common stock, par value $0.01 (the “Shares”), (ii) four Series B Exchange Warrants and (iii) four Series C Reset Warrants (together, the “New Units”). The “Offer Period” is the period of time commencing on January 22, 2016 and ending at 5:00 p.m., Eastern Time, on February 22, 2016, or such later date to which the Company may extend the Offer (the “Expiration Date”).

EXISTING UNITS NOT EXCHANGED IN THE OFFER WILL SEPARATE INTO THE COMMON STOCK, SERIES B PREFERRED STOCK AND SERIES A WARRANTS IN ACCORDANCE WITH THEIR TERMS ON FEBRUARY 29, 2016 AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EXCHANGE OF THE EXISTING UNITS. HOWEVER, THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE.

Enclosed with this letter are copies of the following documents:

1.                  Letter of Transmittal, for your use in accepting the Offer and exchanging Existing Units and for the information of your clients;

2.                  Form of letter that may be sent to your clients for whose accounts you hold Existing Units registered in your name or in the name of your nominee, along with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer.

Certain conditions to the Offer are described in Sections 1 through 4 of the Offer Letter.

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., Eastern Time, on February 22, 2016, unless the Offer is extended.

Other than as described herein, the Company will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as described in the Offer Letter) in connection with the solicitation of tenders of Existing Units pursuant to the tender offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed tender offer materials to your clients.

Questions regarding the Offer may be directed to D.F. King & Co., Inc., as Information Agent, at 48 Wall Street, New York, NY 10005, (Main Phone: (212) 269-5550; Toll-Free: (866) 406-2283; Email: sklnu@dfking.com) or to Corporate Stock Transfer, Inc., as Depositary, at 3200 Cherry Creek Drive South, #430, Denver, CO 80209 (telephone number: (303) 282-4800 or toll free: (877) 309-2764).

Very truly yours,

Skyline Medical Inc.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person affiliated with you to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.